Exhibit 99.1

Kintara Therapeutics Pauses REM-001 Program to Conserve Funds to Support VAL-083 International Registrational Study

REM-001 15-Patient Study Paused to Conserve Funds – Approximately $3 Million Saved through 2023

SAN DIEGO, October 19, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, announced today that the REM-001 program in Cutaneous Metastatic Breast Cancer (CMBC) was paused to conserve cash which will be used to support the funding of the Company’s ongoing international registrational study for VAL-083 in glioblastoma (GBM). By pausing the REM-001 program, the Company expects to save approximately $3.0 million through 2023.

“Unfortunately, we decided to pause our REM-001 program at this time. CMBC patients and treating physicians have little or no treatment options for this underserved disease area. We will continue to explore ways to restart REM-001, including use of grants from applications currently under review to support the funding of the planned 15-patient CMBC study. Although this was a difficult decision, we believe saving approximately $3.0 million through calendar year 2023 is prudent given the current capital market conditions,” stated Robert E. Hoffman, President and CEO of Kintara. “We continue to look forward to announcing top-line data for VAL-083 in GBM from the international registrational GBM AGILE study around the end of calendar year 2023.”

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the Global Coalition for Adaptive Research registrational Phase 2/3 clinical trial titled Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study to support the development and commercialization of VAL-083 in GBM.

Kintara also has a proprietary, late-stage PDT platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications. Kintara has paused the REM-001 CMBC program to conserve cash resources.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2022, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors
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Mike Moyer, Managing Director

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